Exhibit 4.1

GAPSHARE PUERTO RICO PLAN

(Conformed Through the First Amendment)

SECTION 1

Introduction

1.1	Background; Purpose of Plan; Applicable Requirements

This GapShare Puerto Rico Plan (“Plan”) is effective December 15, 2010. The Plan and its related Trust are intended to qualify as a profit-sharing plan and trust under PRIRC Section 1165(a). The Plan includes a cash or deferred arrangement that is intended to qualify under PRIRC Section 1165(e) and the Plan also includes a stock bonus plan as described in the PRIRC.

The Plan is maintained by the Company so that Eligible Employees of the Company and of other Employers under the Plan may accumulate funds for their future security. The Plan is maintained for the exclusive benefit of Eligible Employees and their Beneficiaries.

Defined terms used in this Section are defined in Section 2.

1.2	Trustee; Trust

Amounts contributed under the Plan are held and invested, until distributed, by the Trustee. The Trustee acts in accordance with the terms of the Trust, which implements and forms a part of the Plan. The provisions of and benefits under the Plan are subject to the terms and provisions of the Trust.

1.3	Plan Administration

As described in Section 15, the Company shall be the administrator as that term is defined in Section 3(16)(A) of ERISA (“Plan Administrator”) of the Plan and shall be responsible for the administration of the Plan; provided, however, the Company may delegate all or any part of its powers, rights, and duties under the Plan to such person or persons as it may deem advisable. Any notice or document relating to the Plan which is to be filed with the Company may be delivered, or mailed by registered or certified mail, postage pre-paid, to the Company, at its principal office.

1.4	Plan Supplements

The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between such other Plan provisions and such supplement.

SECTION 2

Definitions

2.1	Account

Except as may be stated elsewhere in the Plan, “Account” and “Accounts” means all accounts and subaccounts maintained for a Participant (or a Beneficiary after a Participant’s death or an Alternate Payee under a qualified domestic relations order).

2.2	Accounting Date

“Accounting Date” means each day the value of an Investment Fund is adjusted for contributions, withdrawals, distributions, earnings, gains, losses, or expenses. It is anticipated that each Investment Fund will be valued as of each day on which the New York Stock Exchange is open for trading and the Trustee is open for business.

2.3	Active Employee

“Active Employee” means an Employee who is actively at work for an Employer, including an Employee on an approved Leave of Absence; provided, however, that an Employee who is (a) a Disabled Employee, (b) engaged in active military service, or (c) otherwise incapacitated, as determined by the Company in its sole discretion, shall not constitute an Active Employee for purposes of Subsection 3.1 except as otherwise specifically provided in that Subsection.

2.4	After-Tax Contribution

“After-Tax Contribution” means a contribution a Participant elects to make on an after-tax basis pursuant to Subsection 4.2. or any after-tax contributions made to another plan that is transferred directly to the Plan.

2.5	After-Tax Contribution Account

“After-Tax Contribution Account” means an Account maintained by the Company pursuant to Subparagraph 7.1(b).

2.6	Alternate Payee

The term “Alternate Payee” means any spouse, former spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant, or such other meaning as prescribed under ERISA Section 206(d).

2.7	Beneficiary

“Beneficiary” means the person or persons to whom a deceased Participant’s benefits are payable under Subsection 11.8.

2.8	Catch-Up Contribution

“Catch-Up Contribution” means the compensation deferrals an eligible Participant elects to make pursuant to Subsection 4.3.

2.9	Common Stock

“Common Stock” means common stock of the Company.

2.10	Company

“Company” means The Gap, Inc. or any successor organization or entity that assumes the Plan.

2.11	Compensation

The “Compensation” of a Participant for any period means:

(a)	Base salary, wages, overtime and commissions paid by an Employer, and also including:

(i)	amounts described in USIRC Section 104(a)(3), 105(a), or 105(h), but only to the extent that they are includible in the gross income of the Participant;

(ii)	amounts paid or reimbursed by the Employer for moving expenses incurred by the Participant, but only to the extent that at the time of the payment it is reasonable to believe that such amounts are not deductible by the Participant under USIRC Section 217; provided; notwithstanding the foregoing, Compensation shall not include moving expenses for purposes other than allocations pursuant to provision(s) providing for permitted disparity;

(iii)	the value of a non-qualified stock option granted to the Participant by the Employer, but only to the extent that the value of the option is includible in the gross income of the Participant for the taxable year in which granted;

(iv)	the amount includible in gross income of the Participant upon making the election described in USIRC Section 83(b) with respect to property transferred to the Participant by the Employer;

(v)	amounts paid in lieu of unused accrued bona fide sick, vacation, or other leave;

(vi)	any amount that would have been included in Compensation, but for the Participant’s election to defer payment of such amount under USIRC Section 125, 402(e)(3), 402(h)(1)(B), 403(b), or 457(b) and certain contributions described in USIRC Section 414(h)(2) that are picked up by the employing unit and treated as employer contributions; and

(vii)	any amount that is not included in the Participant’s taxable gross income as a Qualified Transportation Fringe pursuant to USIRC Section 132(f);

(b)	Excluding:

(i)	contributions made by the Participant’s Employer to a plan of deferred compensation to the extent that, before application of the limitations of USIRC Section 415 to such plan, the contributions are not includible in the gross income of the Participant for the taxable year in which contributed;

(ii)	contributions made by the Employer to a simplified employee pension described in USIRC Section 408(k);

(iii)	any distributions from a plan of deferred compensation (except amounts received pursuant to an unfunded non-qualified plan in the year such amounts are includible in the gross income of the Participant);

(iv)	amounts received from the exercise of a non-qualified stock option or when restricted stock held by the Participant becomes freely transferable or is not longer subject to substantial risk of forfeiture;

(v)	amounts received from the sale, exchange or other disposition of stock acquired under a qualified or incentive stock option;

(vi)	bonuses;

(vii)	any other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includible in the gross income of the Participant);

(viii)	amounts received under any short-term or long-term disability plan of the Employer;

(ix)	distributions from an unfunded non-qualified plan of deferred compensation in the year such amounts are includible in the gross income of the Participant;

(x)	amounts paid to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of USIRC Section 414(u)(1)); and

(xi)	all amounts paid under the Company’s voluntary PTO cashout program.

Notwithstanding the foregoing, Compensation shall be included in a Plan Year only if actually paid or made available during such Plan Year.

2.12	Computation Period

For purposes of determining an Employee’s eligibility under Section 3, a “Computation Period” means any of the following: (i) the 12-consecutive-month period beginning on an Employee’s Employment Commencement Date or any Reemployment Commencement Date; and (ii) each Plan Year beginning after such date; provided that both (i) and (ii) above include service subsequent to reemployment after a Termination Date if such service falls within the 12-month period (or subsequent Plan Year) described.

2.13	Continuous Service

For purposes of determining an Employee’s Vesting Service, a Participant shall be credited with “Continuous Service” for the aggregate of the periods of time between his Employment Commencement Date or any Reemployment Commencement Date and the Termination Date that next follows such Employment Commencement Date or Reemployment Commencement Date; provided, however, that an Employee who has a Reemployment Commencement Date within the 12-consecutive-month period following a Termination Date shall be credited with Continuous Service for the period between his Termination Date and Reemployment Commencement Date.

2.14	Contribution Period

“Contribution Period” for Regular Matching Contributions, Discretionary Matching Contributions, and Qualified Nonelective Contributions is the Plan Year.

2.15	Controlled Group Member

“Controlled Group Member” means any entity that is not an Employer but is a member of a controlled group of corporations (within the meaning of USIRC Section 414(b), (c), or (m)) that contains an Employer.

2.16	Disabled Employee

“Disabled Employee” means a Participant who can no longer continue in the service of his Employer because of a mental or physical condition that is likely to result in death or is expected to continue for a period of at least six months. A Participant shall be considered a Disabled Employee only if the Company or its delegate determines he or she is disabled based on a written certificate of a physician acceptable to it.

2.17	Discretionary Matching Contribution

“Discretionary Matching Contribution” means a contribution made by an Employer on behalf of each Participant who makes a Tax-Deferred Contribution pursuant to Subsection 5.3.

2.18	Effective Date

“Effective Date” means December 15, 2010.

2.19	Eligible Distributee

“Eligible Distributee” means an Employee, former Employee, an Employee’s or former Employee’s surviving spouse, or an Employee’s or former Employee’s designated beneficiary who is not the surviving spouse. In addition, an Alternate Payee under a qualified domestic relations order, as defined in ERISA Section 206(d), may be an Eligible Distributee with regard to the interest of the spouse, former spouse, or non-spouse beneficiary.

2.20	Eligible Employee

“Eligible Employee” means an Employee who is eligible to participate in the Plan pursuant to Subsection 3.1.

2.21	Eligible Retirement Plan

“Eligible Retirement Plan” means an individual retirement account described in PRIRC Section 1169(a), an individual retirement annuity described in PRIRC Section 1169(b), or a qualified trust described in PRIRC Section 1165(a) which agrees to separately account for amounts transferred into such plan from this Plan.

2.22	Eligible Rollover Distribution

“Eligible Rollover Distribution” means a distribution of the Participant’s account balance in the Plan that is payable to an Eligible Distributee following the Participant’s separation from service with an Employer. The following are not Eligible Rollover Distributions: (a) a distribution that is one of a series of substantially equal payments made annually or more frequently either over the life (or life expectancy) of the Participant or the joint lives (or life expectancies) of the Participant and the Participant’s Beneficiary or over a specified period of 10 years or more, (b) any distribution which is made on account of hardship of the Participant, or (c) any distribution of excess contributions or excess deferrals under Section 8. A distribution shall not fail to be an Eligible Rollover Distribution merely because a portion of the distribution consists of an After-Tax Contribution.

2.23	Employee

An “Employee” means any person who is a permanent resident of Puerto Rico and is classified by an Employer, in accordance with its payroll or other records, as a Puerto Rico employee, other than any such person who is (i) not a resident of the Commonwealth of Puerto Rico within the meaning of Section 1022(i)(1) of ERISA, (ii) covered by a collective bargaining agreement that does not specifically provide for coverage under the Plan, (iii) a nonresident alien who does not receive Puerto Rico source income, (iv) employed in a foreign country, unless such person is temporarily transferred to employment with an Employer in a foreign country and is a permanent resident of Puerto Rico at the time of such transfer, or (v) paid through the accounts payable system for services rendered, rather than through an Employer’s regular payroll system. An individual who is classified as an independent contractor (or other non-employee classification) shall not be considered an Employee and shall not be eligible for participation in the Plan, regardless of any subsequent reclassification of such individual as an Employee by the Employer, any government agency, court, or other third party. Any such reclassification shall not have a retroactive effect for purposes of the Plan. An Employee shall be eligible to participate in the Plan pursuant to Subsection 3.1.

2.24	Employer

“Employer” means the Company and each other entity that has adopted or hereafter adopts the Plan with the Company’s consent in the manner provided in Section 16.

2.25	Employment Commencement Date

“Employment Commencement Date” means the date an Employee first completes an Hour of Service.

2.26	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.27	Fair Market Value

“Fair Market Value” means, with respect to Stock held in the Plan, the closing price per share on the New York Stock Exchange as of any date.

2.28	Hacienda

“Hacienda” means the Puerto Rico Treasury Department.

2.29	Highly Compensated Employee

A “Highly Compensated Employee” means a nonexcludable employee within the meaning of PRIRC Section 1165(a)(3)(C) whose Compensation for the Plan Year is greater than the Compensation of two-thirds of all nonexcludable Employees for the same Plan Year.

2.30	Hour of Service

“Hour of Service” means any hour for which an Employee is compensated by an Employer, directly or indirectly, or is entitled to compensation from an Employer for the performance of duties and for reasons other than the performance of duties, and each previously uncredited hour for which back pay has been awarded or agreed to by an Employer, irrespective of mitigation of damages. Hours of Service shall be credited to the period for which duties are performed (or for which payment is made if no duties were performed), except that Hours of Service for which back pay is awarded or agreed to by an Employer shall be credited to the period to which the back pay award or agreement pertains. The rules for crediting Hours of Service set forth in Section 2530.200b-2 of Department of Labor regulations are incorporated by reference. In accordance with procedures established by the Company, Hours of Service may be determined using the “equivalencies” set forth in Section 2530.200b-3 of Department of Labor regulations. References in this Subsection to an Employer shall include any Controlled Group Member.

2.31	Inactive Participant

“Inactive Participant” means a Participant who is no longer employed by an Employer or who is employed by a nonparticipating Employer (or a nonparticipating branch or division of an Employer), but has an Account balance in the Plan. To the extent applicable, an Inactive Participant also will mean the Beneficiary of a deceased Participant or deceased Inactive Participant who has an Account balance in the Plan.

2.32	Investment Committee

“Investment Committee” means the US Savings Plan Investment Committee or such other Committee appointed by the Company or its delegate to manage the assets of the Plan. The Investment Committee shall be the “named fiduciary” (as such term is defined in Section 402(a)(2) of ERISA) with respect to the management of Plan assets.

2.33	Investment Fund

“Investment Fund” means a fund or other investment vehicle designated pursuant to Subsection 6.1.

2.34	Leased Employee

“Leased Employee” means any individual who is not an Employee of an Employer, but who has provided services to an Employer under the primary direction or control of the Employer on a substantially full-time basis for a period of at least one year, pursuant to an agreement between the Employer and a leasing organization.

2.35	Leave of Absence

Except as otherwise defined in Subsection 3.4, “Leave of Absence” as used in the Plan means the period during which an individual is not actively at work for an Employer or Controlled Group Member that is not treated as a termination of employment by the Employer or Controlled Group Member or is required by law to be treated as a leave of absence. Leaves of Absence shall be governed by rules uniformly applied to all similarly situated Employees of an Employer or Controlled Group Member. A Disabled Employee shall not be considered to be on a Leave of Absence for purposes of the Plan.

2.36	Matching Contribution

“Matching Contribution” means Employer contributions made to the Plan on account of a Participant’s Tax-Deferred Contributions and After-Tax Contributions, and includes Discretionary Matching Contributions and Regular Matching Contributions. For the avoidance of doubt, Matching Contributions also include Employer contributions made to the Plan on account of a Participant’s Catch-up Contributions. Notwithstanding the foregoing, Matching Contributions shall not include contributions made pursuant to USIRC Section 414(u) by reason of an Eligible Employee’s qualified military service.

2.37	Matching Contribution Account

“Matching Contribution Account” means an Account maintained under the Plan pursuant to Subparagraph 7.1(c).

2.38	Normal Retirement Date

“Normal Retirement Date” means the date an employee attains age 60.

2.39	Participant

“Participant” means an Employee who meets the requirements of Subsection 3.1.

2.40	Plan

“Plan” means the GapShare Puerto Rico Plan, as amended from time to time.

2.41	Plan Year

“Plan Year” means each 12-month period beginning January 1 and ending the following December 31, except that the initial Plan Year shall begin on the Effective Date and end on December 31, 2010.

2.42	PRIRC

“PRIRC” means the Puerto Rico Internal Revenue Code of 1994, as amended.

2.43	Qualified Nonelective Contribution

A “Qualified Nonelective Contribution” means the Qualified Nonelective Contribution described in Section 5 that is 100% vested when made and may be taken into account to satisfy the limitations on Tax-Deferred Contributions, made by or on behalf of Highly Compensated Employees.

2.44	Qualified Nonelective Contribution Account

A “Qualified Nonelective Contribution Account” means an Account maintained under the Plan pursuant to Subparagraph 7.1(d).

2.45	Reemployment Commencement Date

“Reemployment Commencement Date” means the date following a Termination Date on which an Employee first completes an Hour of Service.

2.46	Regular Matching Contribution

“Regular Matching Contribution” means any Matching Contribution designated as such and made to the Plan as provided in Subsection 5.2.

2.47	Rollover Contribution

“Rollover Contribution” means the contribution a Participant makes pursuant to Subsection 4.6.

2.48	Rollover Contribution Account

“Rollover Contribution Account” means the Account maintained under the Plan pursuant to Subparagraph 7.1(e).

2.49	Special Accounting Date

“Special Accounting Date” means any date designated as such by the Company and any Special Accounting Date occurring under Subsection 14.3.

2.50	Stock

“Stock” means shares of Common Stock; provided, however, that such term shall include only such shares as constitute both “employer securities” as defined in USIRC Section 409(l) and “qualifying employer securities” as defined in ERISA Section 407(d)(5).

2.51	Subsidiary

A “Subsidiary” is any entity 80% or more of the voting stock (or other interests) of which is owned, directly or indirectly, by a parent entity.

2.52	Tax-Deferred Contribution

“Tax-Deferred Contribution” means the compensation deferrals under PRIRC Section 1165(e) a Participant elects to make pursuant to Subsection 4.1.

2.53	Tax-Deferred Contribution Account

“Tax-Deferred Contribution Account” means the Account maintained under the Plan pursuant to Subparagraph 7.1(a).

2.54	Termination Date

“Termination Date” means the date on which a Participant terminates employment with the Employers and the Controlled Group Members as described in Subsection 9.1. Notwithstanding any provision of the Plan to the contrary, the date on which a Participant’s status changes from Employee to Leased Employee will not constitute a Termination Date for purposes of Section 11.

2.55	Transfer Contribution

“Transfer Contribution” means an amount transferred to the Plan on an Employee’s behalf directly from another qualified plan pursuant to a trust-to-trust transfer.

2.56	Transfer Contribution Account

“Transfer Contribution Account” means the Account maintained under the Plan pursuant to Subparagraph 7.1(f).

2.57	Trust

“Trust” means the trust agreement between the Company and the Trustee and the trust created thereby.

2.58	Trust Fund

“Trust Fund” means all money, stocks, bonds, securities, and other property held or acquired by the Trustee in accordance with the Trust.

2.59	Trustee

“Trustee” means the person appointed to act as Trustee under the Trust.

2.60	USIRC

“USIRC” means the U.S. Internal Revenue Code of 1986.

2.61	Vesting Service

An Employee shall be credited with “Vesting Service” equal to his Continuous Service, provided that service prior to the original effective date of the Plan will not be counted except as set forth in a Supplement to the Plan. Notwithstanding any other provision of the Plan to the contrary, Vesting Service completed by an Employee who is a nonvested Participant after his Reemployment Commencement Date shall not be included in determining such Employee’s vested interest in his Account attributable to employment prior to his immediately preceding Termination Date if the period of time between such Termination Date and his Reemployment Commencement Date is equal to or greater than five years.

2.62	Other Definitions

Other defined terms used in the Plan shall have the meanings given such terms elsewhere in the Plan.

SECTION 3

Eligibility and Participation

3.1	Eligibility to Participate

(a)	Eligible Employee. Each Supplement A Participant (as defined in Supplement A) will be a Participant in the Plan on and after the Effective Date, subject to the terms and conditions of the Plan. Each other Employee shall become eligible to participate in the Plan as soon as administratively feasible on or after the date he or she first satisfies Subparagraphs (i), (ii), and (iii) below:

(i)	he or she is an Active Employee of an Employer;

(ii)	he or she has attained age 21; and

(iii)	he or she has completed 1,000 Hours of Service in an applicable Computation Period.

(b)	Non-Eligible Employees. The following classes of Employees outlined under Subparagraphs (i) – (v) below shall not be considered eligible to participate under the Plan:

(i)	he or she is a member of a group covered by a collective bargaining agreement with an Employer that does not specifically provide for coverage under the Plan;

(ii)	he or she is a nonresident alien individual receiving no Puerto Rico-source income from the Employer;

(iii)	any employee that is not on or is otherwise transferred from a Puerto Rico pay group;

(iv)	he or she is paid through the accounts payable system for services rendered, rather than through an Employer’s regular payroll system; or

(v)	he or she is an independent contractor (even if retroactively reclassified as a common-law employee).

3.2	Notice of Participation

Each Employee will be notified when he or she becomes eligible to participate in the Plan.

3.3	Period of Participation

Subject to the provisions of Subsection 9.2, an Employee who becomes a Participant will continue as a Participant until the Participant’s termination of employment with the Employer or the date on which all assets in the Participant’s Account under the Plan to which the Participant is entitled hereunder have been distributed. For all purposes of the Plan:

(a)	a period of Leave of Absence will not interrupt continuity of participation;

(b)	a determination that a Participant is a Disabled Employee will not interrupt continuity of participation; and

(c)	the termination of employment of an Employee with one Employer will not interrupt the continuity of his or her participation if, concurrently with or immediately after such termination, he or she is employed by one or more of the other Employers and is not an Inactive Participant.

3.4	Leave of Absence

A Leave of Absence may be granted by an Employer because of sickness, accident, vacation, or for personal reasons under rules established by the Employer. In any case where a Participant is on a Leave of Absence or is a Disabled Employee and his or her employment with the Company and its Subsidiaries is terminated for any other reason, then his or her employment with the Employers for purposes of the Plan will be considered terminated on the same date and for the same reason.

3.5	Military Service

Notwithstanding any provision of the Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with USIRC Section 414(u) and the Heroes Earnings Assistance and Relief Tax Act of 2008 (the “HEART Act”). In addition, to the extent that an Employer’s military leave policy provides for contributions, benefits, and service credit for periods of military service in excess of that required under USIRC Section 414(u) for certain Participants, the Plan shall be administered in accordance with such policy.

3.6	Leased Employees and Independent Contractors

A Leased Employee or an independent contractor (or other nonemployee) shall not be eligible to participate in the Plan. No benefits shall be provided, or service credited, under this Plan on a retroactive basis to any person who has performed services for an Employer other than as an Employee, even if such person subsequently becomes an Employee of an Employer (or is deemed, by a government agency, court, or other third-party, to have been an Employee of an Employer). The subsequent classification of an individual as an Employee of an Employer shall not have a retroactive effect for purposes of the Plan.

3.7	Reemployment

If a person who terminated employment with an Employer and all Controlled Group Members is reemployed as an Employee and if he or she had been an Eligible Employee prior to his or her termination of employment, he or she shall again become an Eligible Employee on the date he or she is reemployed.

3.8	Transfers to Puerto Rico

If a participant in the GapShare 401(k) Plan, as amended from time to time, transfers employment within the Company or to or from a Controlled Group Member and as a result immediately becomes an Eligible Employee, then, notwithstanding anything contained in this Plan to the contrary, such Eligible Employee shall immediately be a Participant in the Plan and shall have his or her election, if any, for Tax-Deferred Contributions, After-Tax Contributions and investment directions under the GapShare 401(k) Plan as in effect immediately prior to the transfer deemed to be such Eligible Employee’s elections under this Plan unless or until such Eligible Employee elects otherwise in accordance with the terms of this Plan. Any such Eligible Employee’s election for “Roth 401(k) Contributions” under the terms of the GapShare 401(k) Plan shall not be deemed an election under this Plan.

SECTION 4

Participant Contributions

4.1	Tax-Deferred Contributions

(a)

Tax-Deferred Contributions. Each Participant may make Tax-Deferred Contributions by electing to defer an amount from his or her Compensation before the imposition of income taxes, irrespective of whether such Tax-Deferred Contributions are made before or after the imposition of other taxes. Subject to the conditions and limitations of the Plan and any limitations imposed by the Company, each Participant may elect (in even multiples of one percent), pursuant to rules established by the Company, to make Tax-Deferred Contributions of up to 30% of Compensation for a pay date.

(b)	Automatic Enrollment. Except as set forth in Supplement A or in Section 3.8, each Employee who becomes an Eligible Employee shall be deemed to have elected to have 2% of his or her Compensation withheld and contributed to the Plan on his or her behalf as a Tax-Deferred Contribution. Each Employee who becomes an Eligible Employee and who affirmatively elects out of automatic enrollment (in other words, who elects not to become a Plan Participant) shall not be automatically enrolled again under this Subsection. These withheld amounts will be invested in the Plan’s qualified default investment alternative unless otherwise elected by the Eligible Employee. Such Eligible Employee will receive a notice that explains this automatic deferral feature, the Employee’s right to elect not to have his or her Compensation automatically reduced and contributed to the Plan or to have another percentage contributed, and the procedure for making an alternate election. An automatic deferral election shall be treated for all purposes of the Plan as a voluntary deferral election. The amount deferred by a Participant will be withheld from the Participant’s Compensation and contributed to the Plan on the Participant’s behalf by the Participant’s Employer.

4.2	After-Tax Contributions

Each Participant may elect, pursuant to rules established by the Company, to make After-Tax Contributions by electing to contribute an amount from his or her Compensation after the imposition of income taxes; provided, however, that any such contributions that are voluntary and unmatched contributions may not, in the aggregate, exceed 10% of the Participant’s Compensation for all his years as a Participant. Subject to the conditions and limitations of the Plan and any limitations imposed by the Company, each Participant may elect (in even multiples of one percent) to make After-Tax Contributions of up to 10% of Compensation for a pay date.

4.3	Catch-Up Contributions

Pursuant to rules established by the Company, all Participants who are eligible to make Tax-Deferred Contributions and who have attained age 50 before the close of the calendar year shall be eligible to make Catch-Up Contributions which shall not exceed for any Plan Year $1,000 or any such other dollar limitation imposed by PRIRC Section 1165(e)(7)(A) or Hacienda. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of PRIRC Sections 1165(e)(3) and 1165(e)(7)(A) (that is, the “actual deferral ratio” limitation and the dollar limitation imposed on Tax-Deferred Contributions by Section 8) by reason of the making of such Catch-Up Contributions.

4.4	Limitation on Total Tax-Deferred and After-Tax Contributions

A Participant’s aggregate Tax-Deferred and After-Tax Contributions for any pay date may not exceed 40% of the Participant’s Compensation for that pay date. In the event that a Participant elects a combined rate of Tax-Deferred and After-Tax Contributions that exceeds the maximum percentage limitation then in effect, to the extent necessary to comply with such limitation, the Participant’s After-Tax Contribution rate shall be reduced first and then the Participant’s Tax-Deferred Contribution rate shall be reduced. Further limitations on Tax-Deferred Contributions may also apply as set forth in Section 8.

4.5	Change, Discontinuance, or Resumption of Tax-Deferred and/or After-Tax Contributions

Participants may commence making, change their contribution rates for, discontinue making, and/or resume making Tax-Deferred and/or After-Tax Contributions (but not retroactively) within the limits specified in Subsections 4.1 through 4.4. Subject to the conditions and limitations of the Plan, a Participant’s election to make Tax-Deferred and/or After-Tax Contributions shall remain in effect until any change or suspension properly elected by the Participant becomes effective. Participant elections made under this Subsection shall become effective in accordance with such rules as the Company shall establish.

4.6	Rollover Contributions

At the direction of the Company, at such time as the Company determines, and in accordance with such rules as the Company may establish from time to time, the Plan will accept Rollover Contributions of distributions made from a trust or individual retirement account that is eligible for transfer to the Plan pursuant to the rollover provisions of the PRIRC.

Rollover Contributions described above will be credited to the Participant’s Rollover Contribution Account. If the Company learns that all or part of a Rollover Contribution did not meet the requirements of the PRIRC and the regulations and rulings thereunder, the Company shall direct the Trustee to distribute to the Participant the ineligible portion of the Rollover Contribution (and earnings thereon) that was credited to the Participant’s Account.

SECTION 5

Employer Contributions

5.1	Employer Contributions of Employee Elected Amounts

Subject to the conditions and limitations of the Plan, on behalf of each Active Participant, each Employer will make a contribution to the Plan equal to the amount of Tax-Deferred, After-Tax, and Catch-Up Contributions made by each Participant employed by that Employer. Such contributions shall be paid to the Trustee as soon as practicable following the reduction in the Participants’ Compensation, but in no event more than 15 business days after the end of the month in which the reduction in Compensation is made. Each Participant’s contributions (if any) shall be credited to the Participant’s applicable Account as soon as practicable following the date such contributions are paid to the Trustee.

5.2	Regular Matching Contributions

Subject to the conditions and limitations of the Plan, each Employer will make a Regular Matching Contribution to the Plan for each pay date on behalf of each Participant who makes a Tax-Deferred Contribution, Catch-Up Contribution and/or an After-Tax Contribution for that pay date. Each Employer’s Regular Matching Contribution shall equal 100% of the portion of a Participant’s Tax-Deferred Contributions, Catch-Up Contributions, and/or After-Tax Contributions which, in the aggregate, does not exceed 4% of the Participant’s Compensation.

5.3	Discretionary Matching Contributions

Each Employer may, in its discretion, make a Discretionary Matching Contribution to the Plan for each pay date on behalf of each of its Eligible Employees who has met the allocation requirements for Discretionary Matching Contributions. The amount of any such Discretionary Matching Contribution with respect to similarly situated Eligible Employees, shall be determined by the Company in a non-discriminatory manner, and shall be equal to a uniform percentage, determined by the Company, in its discretion, of the Tax-Deferred and/or After-Tax Contributions made for the pay date by or on behalf of such similarly situated Eligible Employees.

5.4	Qualified Nonelective Contributions

Each Employer may, in its discretion, make Qualified Nonelective Contributions to the Plan for the Contribution Period in an amount determined by the Company. Such Qualified Nonelective Contributions shall be allocated to the Accounts of all or a portion of Eligible Employees as determined by the Company to the extent necessary to satisfy PRIRC Section 1165(e)(3) limits with respect to Tax-Deferred Contributions.

5.5	Payment, Limitations, and Form of Payment of Employer Contributions

(a)	Regular Matching Contributions and Discretionary Matching Contributions for a payroll period shall be paid to the Trustee and shall be credited to the Participant’s Matching Contribution Account in accordance with such rules as the Company shall establish.

(b)	Qualified Nonelective Contributions for the Plan Year shall be paid to the Trustee and shall be credited to the Participant’s Qualified Nonelective Contribution Account in accordance with such rules as the Company shall establish.

(c)	In no event will an Employer’s share of the contributions described in this Section 5 exceed an amount equal to the maximum amount deductible on account thereof by that Employer under the applicable provisions of the PRIRC for the fiscal year for which the contribution is made.

(d)	Payment to the Trustee of part or all of an Employer’s share of the contributions described in this Section 5 shall be made in cash or in qualifying employer securities, as defined in ERISA Section 407(d)(5).

(e)	Regular Matching and Discretionary Matching Contributions for any Plan Year shall be made according to this Section 5 on the applicable contributions that have been posted to the Participant’s account for a pay date on or as soon as practicable thereafter, without interest, but no later than the time prescribed by law for filing the Employer’s income tax returns for such fiscal year, including extensions thereof.

SECTION 6

Investment of Participant and Employer Contributions

6.1	Investment Funds

The Investment Committee may designate, in its discretion, one or more Investment Funds for the investment of Participants’ Accounts. The Investment Committee, in its discretion, may from time to time establish new Investment Funds or eliminate existing Investment Funds.

The Plan shall offer an Investment Fund invested in shares of Common Stock issued by the Company, provided such shares are publicly traded and meet the requirements for ‘qualifying employer securities’ under Section 407(d)(5) of ERISA. No Participant (or Beneficiary) shall be required to invest in such Investment Fund. The Plan Administrator may establish rules and procedures relative to investing in such Investment Fund, including limitations on the amount or percentage of a Participant’s (or Beneficiary’s) Account that may be invested in such Investment Fund.

During any period in which the Plan is an “applicable individual account plan” under Section 204(j) of ERISA through which assets may be invested in publicly-traded employer securities, all Plan Investment Fund rules and procedures regarding the investment of Participant Accounts will comply with the requirements of Section 204(j) of ERISA and applicable regulations.

6.2	Investment Fund Elections

A Participant may elect to invest his or her contributions in one or more of the Investment Funds in accordance with the rules established from time to time by the Company. A Participant may change his or her investment election with respect to future contributions in accordance with the rules established from time to time by the Company. A Participant’s investment election shall remain in effect until later changed in accordance with the rules of the Company. If a Participant does not make a valid investment election, all contributions by the Participant and on his or her behalf will be invested in the qualified default investment alternative designated by the Investment Committee for such purpose.

6.3	Investment Fund Transfers

A Participant may elect that all or a part of his or her interest in an Investment Fund shall be liquidated and the proceeds thereof transferred to one or more of the other Investment Funds. A Participant may make Investment Fund transfers in accordance with the rules established from time to time by the Company. Furthermore, pursuant to rules established by the Investment Committee or an Investment Fund, the Investment Fund may restrict a Participant from transferring into or out of the Investment Fund if the Investment Committee or Investment Fund determines that the Participant’s transfer activity would be detrimental to the Investment Fund. The foregoing provisions of this Subsection are contingent upon the availability of transfers and reallocations between Investment Funds under the terms of the investments made by each Investment Fund.

6.4	Voting of Company Stock; Tender Offers

The Company shall notify Participants of each meeting of the shareholders of The Gap, Inc. and shall furnish to them copies of the information distributed to shareholders in connection with any such meeting. The Company also shall notify the Participants that they are entitled to give the Trustee voting instructions as to the shares of Stock credited to their Accounts. If a Participant furnishes timely instructions to the Trustee, the Trustee (in person or by proxy) shall vote the shares (including fractional shares) of Stock credited to the Participant’s Accounts in accordance with the directions of the Participant. The Trustee shall vote shares for which it has not received timely direction in the same proportion as directed shares are voted.

Similarly, the Company shall notify Participants of any tender offer for, exchange of, or a request or invitation for tenders of Stock and shall request from each Participant instructions for the Trustee as to the tendering of Stock credited to his or her Accounts. The Trustee shall tender or exchange such Stock as to which it receives (within the time specified in the notification) instructions to tender or exchange. Any Stock credited to the Accounts of Participants as to which instructions not to tender or exchange are received and as to which no instructions are received shall not be tendered or exchanged.

6.5	Appointment of Fiduciary; Confidentiality of Participant Instructions

The Investment Committee shall be designated, under Section 404(c) of ERISA, as the fiduciary responsible for ensuring that: (i) the procedures adopted by the Company with respect to the exercise of the voting and tender rights under Subsection 6.4 are sufficient to safeguard the confidentiality of information related to such exercise; (ii) such procedures are being followed by the Company; and (iii) an independent fiduciary is appointed whenever the Investment Committee deems it appropriate for the proper exercise of the foregoing voting and tender rights.

SECTION 7

Accounting

7.1	Individual Accounts

The Company will maintain in the name of each Participant, as applicable, the following Accounts:

(a)	Tax-Deferred Contribution Account. A Tax-Deferred Contribution Account to reflect the Participant’s Tax-Deferred Contributions (if any) and Catch-Up Contributions (if any), and the income, losses, expenses, appreciation, and depreciation attributable thereto.

(b)	After-Tax Contribution Account. An After-Tax Contribution Account to reflect the Participant’s After-Tax Contributions (if any) and the income, losses, expenses, appreciation, and depreciation attributable thereto.

(c)	Matching Contribution Account. A Matching Contribution Account to reflect the Regular Matching Contributions and Discretionary Matching Contributions made on behalf of the Participant and the income, losses, expenses, appreciation, and depreciation attributable thereto.

(d)	Qualified Nonelective Contribution Account. A Qualified Nonelective Contribution Account to reflect the Qualified Nonelective Contributions made on behalf of the Participant and the income, losses, expenses, appreciation, and depreciation attributable thereto.

(e)	Rollover Contribution Account. A Rollover Contribution Account to reflect the Participant’s Rollover Contributions and the income, losses, expenses, appreciation, and depreciation attributable thereto.

(f)	Transfer Contribution Account. A Transfer Contribution Account to reflect the Participant’s Transfer Contributions and the income, losses, expenses, appreciation, and depreciation attributable thereto.

Income, losses, expenses, appreciation, and depreciation shall be separately allocated on a reasonable and consistent basis to each Account described above. Each Account described above may be divided into separate subaccounts reflecting the value of the interests of such Accounts in the respective Investment Funds. The Company may establish such rules and procedures relating to the maintenance, adjustment, and liquidation of Participants’ Accounts, and the crediting of contributions and the income, losses, expenses, appreciation, and depreciation attributable thereto, as are considered necessary or advisable. In addition to the Accounts described above, the Company may maintain such other Accounts or subaccounts in the names of Participants or otherwise as the Company considers necessary or desirable.

7.2	Adjustment of Accounts

Pursuant to rules established by the Company and applied on a uniform basis, Participants’ Accounts will be adjusted on each Accounting Date to reflect the value of the various Investment Funds as of such date, including adjustments to reflect any distributions (including withdrawals), contributions, rollovers, loans, transfers between Investment Funds, income, losses, expenses, appreciation, or depreciation with respect to such Accounts since the previous accounting date. The Trustee shall value any Investment Fund under the Plan pursuant to the terms of the Trust.

Notwithstanding the foregoing, the Company may establish separate rules to be applied on a uniform basis in adjusting any portion of Participants’ Accounts that is invested in the Common Stock of the Company for such accounting period, including the treatment of any dividends or stock splits with respect to the securities held in such funds. Such rules may include provisions for (i) allocating earnings from short-term investments during an accounting period to the subaccounts of Participants; (ii) allocating dividends or stock splits to Participants’ subaccounts invested in the applicable Investment Fund (or to a separate Account or subaccount, as applicable); (iii) allocating shares of Stock to Participants’ subaccounts based on the average purchase price per share purchased by the Trustee during such accounting period; and (iv) allocating shares of stock (or other securities) to Participants’ subaccounts based on the applicable stock split or stock dividend factor or other similar basis.

7.3	Statement of Account

At such times and in such manner as determined by the Company, and subject to any applicable provisions of ERISA or the PRIRC, each Participant will be furnished with a statement reflecting the condition of his or her Accounts in the Trust Fund.

7.4	Accounts for Alternate Payees

A separate Account shall be established for an Alternate Payee entitled to any portion of a Participant’s Account under a qualified domestic relations order in accordance with procedures established by the Company and applicable law. Such separate Account shall be valued and accounted for in the same manner as any other Account, subject to the following:

(a)	Distributions. Pursuant to the terms of the qualified domestic relations order, an Alternate Payee may receive a distribution of his or her benefits in the same manner as if such Alternate Payee were a Participant at any time after the qualified domestic relations order has been approved by the Company, without regard to whether such distribution is made or commences prior to the Participant’s earliest retirement age (as defined in ERISA Section 206(d)).

(b)	Investment Direction. If a separate Account has been established on behalf of an Alternate Payee but all of the amounts in the Account have not yet been distributed, the Alternate Payee may direct the investment of such Account in the same manner as if such Alternate Payee were a Participant.

(c)	Assignments. An Alternate Payee may not enter into an arrangement described in U.S. Treasury Regulation Section 1.401(a)-13(e).

(d)	Designation of Beneficiary. Subject to the Company’s rules, an Alternate Payee may designate one or more Beneficiaries to receive payment of the Alternate Payee’s separate Account under the Plan in the same manner as if such Alternate Payee were a Participant, except that the Alternate Payee may designate a Beneficiary other than his or her spouse without the consent of such spouse.

7.5	Order of Withdrawals and Distributions

Any amounts to be paid to a Participant or a Participant’s Beneficiary (or an Alternate Payee under a qualified domestic relations order) shall be withdrawn from the Accounts as determined by the Company for withdrawals, loans, and distributions from the Plan. In addition, each payment shall be charged against the Investment Fund subaccounts in the applicable Account in accordance with such rules as shall be established from time to time by the Company.

SECTION 8

Contribution and Benefit Limitations

8.1	Average Deferral Percentage Limits on Contributions

Tax-Deferred Contributions made under the Plan are subject to the limits of PRIRC Section 1165(e)(3). The Plan provisions relating to PRIRC Section 1165(e)(3) are to be interpreted and applied in accordance with PRIRC Sections 1165(e)(3) and 1165(a)(4) and requirements relating to such sections as may be prescribed by Hacienda from time to time, which are hereby incorporated by reference. The limits apply as follows:

(a)	Actual deferral ratios. For each Plan Year the Plan Administrator will determine the “actual deferral ratio” for each Participant who is eligible for Tax-Deferred Contributions. The actual deferral ratio shall be the ratio, calculated to the nearest one-hundredth of 1%, of the Tax-Deferred Contributions (plus any Qualified Nonelective Contributions treated as Tax-Deferred Contributions) made on behalf of the Participant for the Plan Year to the Participant’s Compensation for the applicable period. For purposes of determining a Participant’s actual deferral ratio:

(i)	Tax-Deferred Contributions will be taken into account only if both of the following requirements are satisfied:

(A)	the Tax-Deferred Contributions are allocated to the Participant’s Tax-Deferred Contribution Account as of a date within the Plan Year, are not contingent upon participation in the Plan or performance of services on any date subsequent to that date, and are actually paid to the Trust no later than the end of the 12-month period immediately following the Plan Year to which the contribution relates; and

(B)

the Tax-Deferred Contributions relate to Compensation that either would have been received by the Participant in the Plan Year but for the Participant’s election to defer under the Plan or is attributable to services performed in the Plan Year and, but for the Participant’s election to defer, would have been received by the Participant within 2 1/2 months after the close of the Plan Year.

To the extent Tax-Deferred Contributions that meet the requirements of (A) and (B) above constitute excess deferrals described in Section 8.2, they will be taken into account for each Highly Compensated Employee, but will not be taken into account for any Participant who is not a Highly Compensated Employee.

(ii)	In the case of a Participant who is a Highly Compensated Employee for the Plan Year and is eligible to have Tax-Deferred Contributions (and Qualified Nonelective Contributions, to the extent treated as Tax-Deferred Contributions) allocated to his or her accounts under two or more cash or deferred arrangements described in PRIRC Section 1165(e) maintained by one or more Controlled Group Members, the Participant’s actual deferral ratio shall be determined as if such Tax-Deferred Contributions (as well as Qualified Nonelective Contributions) are made under a single arrangement, and if two or more of the cash or deferred arrangements have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

(A)	The applicable period for determining Compensation for each Participant for a Plan Year shall be the 12-month period ending on the last day of such Plan Year; provided that, to the extent permitted under Hacienda regulations, the Plan Administrator may choose, on a uniform basis, to treat as the applicable period only that portion of the Plan Year during which the individual was a Participant.

(B)	Qualified Nonelective Contributions made on behalf of Participants who are eligible to receive Tax-Deferred Contributions shall be treated as Tax-Deferred Contributions to the extent permitted by PRIRC Section 1165(e)(3)(D)(ii).

(C)	In the event that the Plan satisfies the requirements of PRIRC Sections 1165(e), 1165(a)(3), or 1165(a)(4) only if aggregated with one or more other plans with the same Plan Year, or if one or more other plans with the same Plan Year satisfy such sections only if aggregated with this Plan, then this Section shall be applied by determining the actual deferral ratios as if all such plans were a single plan.

(D)	An Employee who would be a Participant but for the failure to make Tax-Deferred Contributions shall be treated as a Participant on whose behalf no Tax-Deferred Contributions are made.

(b)	Actual deferral percentages. The actual deferral ratios for all Highly Compensated Employees who are eligible for Tax-Deferred Contributions for a Plan Year shall be averaged to determine the actual deferral percentage for the highly compensated group, and the actual deferral ratios for all Employees who are not Highly Compensated Employees but are eligible for Tax-Deferred Contributions for the Plan Year shall be averaged to determine the actual deferral percentage for the nonhighly compensated group. The actual deferral percentages must satisfy at least one of the following tests:

(i)	The actual deferral percentage for the highly compensated group does not exceed 125% of the actual deferral percentage for the nonhighly compensated group; or

(ii)	The excess of the actual deferral percentage for the highly compensated group over the actual deferral percentage for the nonhighly compensated group does not exceed two percentage points, and the actual deferral percentage for the highly compensated group does not exceed twice the actual deferral percentage of the nonhighly compensated group.

The tests in (i) and (ii) above shall be applied using the actual deferral percentage for the current Plan Year for both the highly compensated group and the nonhighly compensated group.

(c)	Adjustments by the Plan Administrator. If, prior to the time all Tax-Deferred Contributions for a Plan Year have been contributed to the Trust, the Plan Administrator determines that Tax-Deferred Contributions are being made at a rate that will cause the PRIRC Section 1165(e)(3) limits to be exceeded for the Plan Year, the Plan Administrator may, in its sole discretion, limit the amount of Tax-Deferred Contributions to be made with respect to one or more Highly Compensated Employees for the balance of the Plan Year by suspending or reducing Tax-Deferred Contribution elections to the extent the Plan Administrator deems appropriate. Any Tax-Deferred Contributions that would otherwise be made to the Trust shall instead be paid to the affected Participant in cash.

(d)	Excess contributions. If the PRIRC Section 1165(e)(3) limits have not been met for a Plan Year after all contributions for the Plan Year have been made, the Plan Administrator will determine the amount of excess contributions with respect to Participants who are Highly Compensated Employees. To do so, the Plan Administrator will perform the following computation; first, the actual deferral ratio of the Highly Compensated Employee with the highest actual deferral ratio shall be reduced to the extent necessary to (i) enable the Plan to satisfy the PRIRC Section 1165(e)(3) limits or (ii) cause such employee’s actual deferral ratio to equal the actual deferral ratio of the Highly Compensated Employee with the next highest actual deferral ratio, and then this process will be repeated until the Plan satisfies the PRIRC Section 1165(e)(3) limits.

(e)	Distribution of excess contributions. The amount of reductions determined under paragraph (v) above shall be distributed to the same Highly Compensated Employees to whom such excess contributions relate. Income on excess contributions shall be distributed in accordance with applicable Hacienda regulations.

(f)	Special rule. For purposes of distributing excess contributions, the amount of excess contributions that may be distributed with respect to a Highly Compensated Employee for a Plan Year shall be reduced by the amount of excess deferrals previously distributed to the Highly Compensated Employee for his or her taxable year ending with or within such Plan Year.

(g)	Recordkeeping requirement. The Plan Administrator, on behalf of the Employers, shall maintain such records as are necessary to demonstrate compliance with the PRIRC Section 1165(e)(3) limits including the extent to which Qualified Nonelective Contributions are taken into account in determining the actual deferral ratio.

(h)	Effect on Matching Contributions. To the extent any Matching Contributions have been made with respect to a Participant’s Tax-Deferred Contributions that are returned as a result of the PRIRC Section 1165(e)(3) limits for a Plan Year, such Matching Contributions shall be forfeited as of the date of distribution of the Participant’s Tax-Deferred Contributions and shall constitute a forfeiture.

8.2	Annual Limits on Contributions

The maximum amount of Tax-Deferred Contributions made on behalf of any Participant for any calendar year, when added to the amount of elective deferrals under all other plans with a qualified cash or deferred arrangement (as defined in PRIRC Section 1165(e)) of a Controlled Group Member with respect to the Participant for the calendar year, shall in no event exceed the maximum applicable limit in effect for the calendar year under PRIRC Section 1165(e)(7)(A). A Participant will be considered to have made “excess deferrals” for a taxable year to the extent that the Participant’s elective deferrals for the taxable year exceed the applicable limit described above for the year. The following rules will apply:

(a)	Distribution of Excess Deferrals. In the event that an amount is included in a Participant’s gross income for a taxable year as a result of an excess deferral under PRIRC Section 1165(e)(7)(A), and the Participant notifies the Plan Administrator on or before the March 1 following the taxable year that all or a specified part of a Tax-Deferred Contribution made for his or her benefit represents an excess deferral, the Plan Administrator shall make every reasonable effort to cause such excess deferral, adjusted for allocable income, to be distributed to the Participant no later than the April 15 following the calendar year in which such excess deferral was made. The income allocable to excess deferrals is equal to the allocable gain or loss for the taxable year of the individual, but not the allocable gain or loss for the period between the end of the taxable year and the date of distribution (the “gap period”). Income allocable to excess deferrals for the taxable year shall be determined by multiplying the gain or loss attributable to the Participant’s Tax-Deferred Contribution Account for the taxable year by a fraction, the numerator of which is the Participant’s excess deferrals for the taxable year, and the denominator of which is the sum of the Participant’s Tax-Deferred Contribution Account balance as of the beginning of the taxable year plus the Participant’s Tax-Deferred Contributions for the taxable year. No distribution of an excess deferral shall be made during the taxable year of a Participant in which the excess deferral was made unless the correcting distribution is made after the date on which the Plan received the excess deferral and both the Participant and the Plan designate the distribution as a distribution of an excess deferral. The amount of any excess deferrals that may be distributed to a Participant for a taxable year shall be reduced by the amount of Tax-Deferred Contributions that were excess contributions and were previously distributed to the Participant for the Plan Year beginning with or within such taxable year.

(b)	Treatment of excess deferrals. For purposes of PRIRC Sections 1165(a)(3), 1165(a)(4), 1165(e)(3), and 1023(n), excess deferrals must be treated as employer contributions even if they are distributed in accordance with paragraph (a) above. However, excess deferrals of a Participant who is not a Highly Compensated Employee will not be taken into account for purposes of PRIRC Section 1165(e)(3).

8.3	Limits Based on Deductibility.

The sum of the contributions made by each Participant under the Plan for any Plan Year shall not exceed the maximum amount deductible under the applicable provisions of the PRIRC. All contributions under the Plan made by an Employer are expressly conditioned on their deductibility under PRIRC Section 1023(n) for the taxable year when paid (or treated as paid under PRIRC Section 1023(n)(1)(E)).

SECTION 9

Period of Participation and Vesting

9.1	Termination Date

A Participant’s Termination Date will be the date on which the Participant’s employment with the Employers and Controlled Group Members is terminated because of the first to occur of the following:

(a)	the Participant’s retirement;

(b)	the Participant’s termination of employment after becoming a Disabled Employee;

(c)	the Participant’s death;

(d)	the Participant’s resignation or dismissal for a reason other than those described in (a), (b) or (c); or

(e)	the first anniversary of the first date of a period during which a Participant is absent from work with all Employers and Controlled Group Members for any other reason than resignation, retirement, discharge or death, such as vacation, holiday, sickness, leave of absence or layoff; provided, however, that if a Participant terminates employment with or is absent from work with all Employers and Controlled Group Members on account of service with the armed forces of the United States, he or she shall not incur a Termination Date if he or she is eligible for reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994 and he or she returns to work with an Employer or a Controlled Group Member within the period during which he or she retains such reemployment rights, but, if he or she does not return to work within such period, his or her Termination Date shall be the earlier of the date which is one year after his or her absence commenced or the last day of the period during which he or she retains such reemployment rights.

9.2	Status of Inactive Participant

An Inactive Participant will be considered and treated as a Participant for all purposes of the Plan, except that he or she shall not be permitted to do any of the following:

(a)	make any contributions under Section 4;

(b)	receive an allocation of Employer contributions under Section 5;

(c)	receive a loan from the Plan under Section 10; or

(d)	receive an in-service withdrawal from the Plan under Section 10 unless such Inactive Participant is employed by a Controlled Group Member.

9.3	Vesting of Benefits

A Participant shall be fully vested at all times in his or her Account balances; provided, however, that neither the Company, the Trustee, nor any Employer in any way guarantees the Participant’s Account balance from loss or depreciation.

9.4	Disposition of Non-Vested Amounts

That portion of a Participant’s Employer contributions, if any, that is not vested upon the occurrence of his or her Termination Date shall be forfeited as of a date following such Termination Date that is prescribed by the Company in a uniform and non-discriminatory manner.

9.5	Treatment of Forfeited Amounts

Whenever the non-vested balance of a Participant’s Employer contributions is forfeited during a Plan Year in accordance with the provisions of Subsections 8.1 or 9.4, the amount of such forfeiture shall be applied against the Employer contribution obligations for any subsequent Contribution Period of the Employer for which the Participant last performed services as an Employee or against Plan expenses, as directed by the Company. Notwithstanding the foregoing, however, should the amount of all such forfeitures for any Contribution Period with respect to any Employer exceed the amount of such Employer’s Employer contribution obligation for the Contribution Period, the excess amount of such forfeitures shall be held unallocated in a suspense account established with respect to the Employer and shall be applied against Plan expenses and the Employer’s Employer contribution obligations for the following Contribution Period. In addition to the other forfeitures described in this Section 9, if the total vested balance of a Participant’s Accounts is a de minimis amount (currently, $5.00 or less), such amount will be treated as a forfeiture and disposed of under the terms of this Subsection 9.5.

9.6	Recrediting of Forfeited Amounts

A former Participant who forfeited the non-vested portion of his or her Employer contributions in accordance with the provisions of Subsection 9.4 before the end of the consecutive five-year period of severance (as defined in U.S. Treasury Regulations Section 1.410(a)-7(b)(5)) beginning on his or her Termination Date and who is reemployed by an Employer or a Controlled Group Member shall have such forfeited amounts recredited in his or her name, if he or she returns to employment with an Employer or a Controlled Group Member before the end of the five-year period beginning on the date he or she received, or is deemed to have received, distribution of his or her Accounts. Funds needed in any Plan Year to recredit the Account of a Participant with the amounts of prior forfeitures in accordance with the preceding sentence shall come first from forfeitures that arise during such Plan Year, and then from Trust income earned in such Plan Year, to the extent that it has not yet been allocated among Participants’ Accounts, with each Trust Fund being charged with the amount of such income proportionately, unless his or her Employer chooses to make an additional Employer contribution, and shall finally be provided by his or her Employer by way of a separate Employer contribution.

9.7	Death During Military Service

Notwithstanding any provision of the Plan to the contrary, in the case of a Participant who dies while performing qualified military service (as defined in USIRC Section 414(u)), the survivors of the Participant are entitled to any benefits provided under the Plan had the Participant resumed and then terminated employment on account of death.

SECTION 10

In-Service Withdrawals and Loans

10.1	Non-Hardship Withdrawals of Accounts

(a)	A Participant whose Termination Date has not occurred may elect to withdraw all or any portion of the balances in his or her After-Tax Contribution Account or Rollover Contribution Account at any time.

(b)

A Participant on military leave for at least 30 days whose Termination Date has not yet occurred will be eligible to receive a distribution of all or a portion of his or her entire Tax-Deferred Contribution Account balance while on military leave to the same extent as if his or her Termination Date had occurred after such 30th day. Such Participant’s right to make Tax-Deferred Contributions or After-Tax Contributions following such a distribution will be suspended for a six-month period after such a distribution.

Notwithstanding anything in the Plan to the contrary, withdrawals under this Subparagraph 10.1(b) shall be subject to the HEART Act and applicable U.S. Treasury Regulations and guidance issued thereunder, the requirements of which are incorporated herein by reference.

A Participant must apply for a non-hardship withdrawal such number of days prior to the date as of which it is to be effective as the Company may prescribe. Withdrawals may be made effective as soon as administratively practicable after the Company’s approval of the Participant’s withdrawal application.

10.2	Hardship Withdrawals of Accounts

In the event a Participant suffers a serious financial hardship, such Participant may withdraw a portion of the vested balance in his or her Tax-Deferred Contribution Account, After-Tax Contribution Account, and Matching Contribution Account (but excluding earnings credited to his or her Tax-Deferred Contribution Account) provided, that the amount of the withdrawal is at least $500, does not exceed the amount required to meet the immediate financial need created by the serious financial hardship, and is not reasonably available from other resources of the Participant including nontaxable loans and all other currently available distributions other than hardship withdrawals, under this Plan and all other plans maintained by a Controlled Group Member.

Serious financial need must be shown by positive evidence submitted to the Company. The withdrawal must be necessary to meet a serious and immediate financial need and be necessary to satisfy such financial need, in accordance with the following paragraphs.

(a)	Serious and Immediate Financial Need. A hardship shall be deemed on account of a serious and immediate financial need only if the withdrawal is on account of:

(i)	expenses previously incurred by or necessary to obtain medical care described in PRIRC Section 213 for the Participant, the Participant’s spouse, children or dependents;

(ii)	costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(iii)	payment of tuition, related educational fees, and room and board expenses for the next 12 months of post secondary education for the Participant, or the Participant’s spouse, child, or other dependent;

(iv)	payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on the Participant’s principal residence; or

(v)	any additional circumstances which may be determined by Hacienda to constitute a sufficient basis for a hardship withdrawal.

(b)	Necessary Amount. A determination of whether the requirement that the withdrawal not exceed the amount required to meet the serious and immediate financial need created by the hardship is satisfied shall be made on the basis of all relevant facts and circumstances in a consistent and nondiscriminatory manner; provided, however, that the Participant must provide the Company with a statement on which the Company may reasonably rely, unless it has actual knowledge to the contrary, certifying that the Participant’s financial need cannot be relieved by all of the following means:

(i)	through reimbursement or compensation by insurance or otherwise;

(ii)	by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;

(iii)	by cessation of Tax-Deferred Contributions or After-Tax Contributions; or

(iv)	by other distributions which are currently available to the Participant, or nontaxable (at the time of the loan) loans from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

For purposes of the foregoing, a Participant’s resources shall be deemed to include those assets of the Participant’s spouse and minor children that are reasonably available to the Participant. Thus, for example, property owned by the Participant and the Participant’s spouse, whether as community property, joint tenants, tenants by the entirety, or tenants in common, will be deemed a resource of the Participant. Property held for the Participant’s child, however, under an irrevocable trust or under the United States Uniform Gifts to Minors Act will not be treated as a resource of the Participant. To the extent that a Participant’s hardship can be partially relieved by any of the sources identified in the Participant’s representation, other than borrowing from commercial sources, the Participant must utilize such source (to the extent such utilization would not itself cause an immediate and heavy financial need), before a hardship withdrawal is deemed necessary under the Plan.

(c)	If a Participant receives a hardship distribution pursuant to the Plan, he or she shall not be entitled to make Tax-Deferred Contributions or After-Tax Contributions for twelve (12) months following the date of the receipt of the hardship withdrawal.

(d)	No Participant will be entitled to more than four hardship withdrawals as described in this Section in any Plan Year.

(e)	To obtain a hardship withdrawal, a Participant must submit his withdrawal request in accordance with procedures and within such time periods as may be determined by the Company. Hardship withdrawals shall be made as soon as administratively feasible after the Company has received the Participant’s withdrawal request and such information and documents from the Participant as the Company shall deem necessary.

10.3	Withdrawals After Age 59- 1/2

A Participant who has attained age 59- 1/2, whose Termination Date has not occurred, may elect to withdraw all or any portion of the balances in his or her vested Accounts, excluding any outstanding loan amounts, under the following conditions:

(a)	a distribution to a Participant under this Subsection shall be made in a lump sum;

(b)	a distribution to a Participant under this Subsection shall be immediately charged to his or her Accounts, but he or she shall continue to share in Employer contributions and his or her Account balances shall continue to be held and adjusted on each Accounting Date, subject to the conditions and limitations of the Plan; and

(c)	if a Participant’s Termination Date occurs after he or she makes an election in accordance with this Subsection but prior to distribution of his or her Account balances, the election shall be considered a request for a full lump sum payment in accordance with the provisions of Section 11.

10.4	Payments of Amounts Withdrawn

Withdrawals under this Section 10 shall be paid to the Participant in accordance with procedures established by the Company.

10.5	Loans to Participants

Although the primary purpose of the Plan is to allow Participants to accumulate funds for retirement, the Company may allow Participants to request loans from their Accounts. Accordingly, the Company may (pursuant to procedures the Company shall establish for loan applications, loan processing, and loan administration, which are incorporated into and made part of the Plan by reference), approve a loan to a Participant, subject to the following:

(a)	Terms and conditions of loans. All loans shall be subject to the following terms and conditions:

(i)	a loan shall be evidenced by a written note in a form approved by the Company and shall provide for repayment over a fixed period and interest at the prevailing rate, which payment period and interest rate shall be determined by the Company in a uniform manner;

(ii)	a Participant shall be limited to two outstanding loans at a time, inclusive of loans taken under the GapShare 401(k) Plan;

(iii)	pursuant to rules established by the Company, the Participant shall pledge a portion of his or her Accounts as security for such loan; and

(iv)	a Participant shall consent to the charging of his Account (upon the occurrence of a distributable event under the Plan) for unpaid principal and interest amounts in the event the loan is declared to be in default.

(b)	Amount of loans. The principal amount of any loan made to a Participant, together with the unpaid balance of any other outstanding loans under the Plan on the date the loan is made, shall not exceed the lesser of (i) or (ii) below:

(i)	$50,000, reduced by the excess (if any) of:

(A)	the highest outstanding balance of loans under the Plan and all other Employer plans qualified under the PRIRC during the 12-month period ending on the day before the date on which such loan was made; minus

(B)	the outstanding balance of such outstanding loans on the date on which such loan was made; or

(ii) one-half of the balance of the Participant’s Accounts.

Notwithstanding any other provision, the principal amount of any loan made to a Participant shall not be less than $1,000.

(c)	Sources for loans. A loan to a Participant may be made from the Participant’s vested Accounts in the manner established by the Company. The Participant shall pay from his or her Accounts all reasonable fees related to the processing of any loan.

(d)	Repayment of loans.

(i)	A loan shall specify a repayment period that shall not extend beyond 5 years after the date the loan is made, unless the proceeds of the loan are used to purchase the Participant’s principal place of residence, in which case such loan must be repaid within 15 years after the date the loan is made.

(ii)	Repayment of the amount of the loan will be made by payroll deduction. Each loan shall require substantially level amortization with payments not less frequently than quarterly.

(iii)	No partial prepayments will be accepted, although prepayment of the entire loan is permitted at any time without penalty.

(iv)	Pursuant to rules established by the Company, Participants on an unpaid Leave of Absence (without pay or at a rate of pay less than the amount of the Participant’s loan payments) may be permitted to defer repayments for up to one year, and may be given a grace period to repay the loan if a payment is missed. Notwithstanding the foregoing, for Participants on a Leave of Absence due to qualified military service: (A) loan repayments may be suspended in accordance with USIRC Section 414(u)(4), and (B) for the duration of the qualified military service, the interest rate on an outstanding loan shall be capped at the lesser of the original loan rate or 6 percent.

(v)	Loans for which a regularly scheduled payment(s) has been missed will be considered delinquent in accordance with procedures established by the Company. Pursuant to such procedures, the Company may provide for a cure period during which make-up payments in satisfaction of missed payments may be allowed. Delinquent loans shall be considered in default and a distributable event at the end of any cure period established by the Company, however, such cure period can never extend beyond the end of the calendar quarter following the calendar quarter in which a payment is missed and not made up.

(e)	Unpaid loans. If any portion of the balance of a Participant’s loan remains unpaid following the Participant’s Termination Date, or after the Participant has been on an unpaid Leave of Absence for a fixed period of time, as determined by the Company, an amount equal to the unpaid balance of such loan or any part thereof shall be charged to the Participant’s Account at such time and in such manner as provided by the Company’s rules regarding Participant loans, after all other adjustments required under the Plan have been made, but before any payment or distribution is made pursuant to the provisions of Sections 10 or 11.

SECTION 11

Payment of Account Balances

11.1	Manner of Distribution

Subject to the conditions set forth below in this Section, after each Participant’s Termination Date, all vested Account balances in the respective Investment Funds held for such Participant will be distributed to or for the benefit of the Participant, or in case of his or her death, to or for the benefit of his or her Beneficiary. A Participant’s vested Accounts will be distributed in the form of a single lump sum payment, in accordance with procedures established by the Company.

11.2	Vested and Nonvested Amounts

A Participant shall at all times be fully vested in and have a nonforfeitable right to the balance in his or her Tax-Deferred Contribution Account, After-Tax Contribution Account, Matching Contribution Account, Qualified Nonelective Contribution Account, Rollover Contribution Account, and Transfer Contribution Account.

11.3	Adjustment of Account Balances

Pursuant to procedures established by the Company, after a Participant’s Termination Date has occurred and pending distribution of the Participant’s Account balance, the Participant’s Account shall be held under the Plan and shall be subject to adjustment under Section 7 until such time as all or the applicable portion of the Participant’s Account is liquidated in order to make a distribution to the Participant (or the Participant’s Beneficiary).

11.4	Distributions in Shares

Distributions of amounts invested in Company Stock may be made in cash or in shares, as elected by the Participant, provided such shares, if any, are distributed at their Fair Market Value. Each Participant who elects distribution of amounts invested in Company Stock in the form of shares of Common Stock of the Company who subsequently has additional contributions credited to his or her Accounts shall receive such additional contributions in cash. If an election is made by the Participant to direct the Trustee to distribute the balance of his or her Accounts invested in Company Stock in cash, the Participant shall receive cash equal to the Fair Market Value of the balance of his or her Accounts, as of the most administratively feasible date of distribution. For purposes of this Subsection, the rights extended to a Participant hereunder shall also apply to any Beneficiary or Alternate Payee of such Participant. All other distributions shall be made in cash.

11.5	Direct Rollover of Eligible Rollover Distribution

If payment of a Participant’s benefits constitutes an Eligible Rollover Distribution, then the Participant or other Eligible Distributee may elect to have such distribution paid directly to an Eligible Retirement Plan. Notwithstanding any provision to the contrary that would otherwise limit an Eligible Distributee’s election under this Section 11.5, an Eligible Distributee may elect in writing, at the time and in the manner prescribed by the Company, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Eligible Distributee in a direct rollover.

11.6	Timing of Distributions

Following a Participant’s Termination Date, distribution of the balance of a Participant’s Account shall be made or shall commence as follows:

(a)	Account Balances; Consent. Payment of a Participant’s Account balance shall be made pursuant to the Participant’s request for payment and within the time frame established by the Company. Notwithstanding any provision of the Plan to the contrary, a distribution may not be made to a Participant (or the Participant’s Beneficiary) without the Participant’s consent if the Participant’s Account balance exceeds $1,000 as of the date of such distribution.

(b)	Mandatory Cash-outs. Notwithstanding any other provision of this Section 11, if a Participant’s (or the Participant Beneficiary’s) Account balance does not exceed $1,000 after any outstanding loan amount has been offset against the Account balances, then such vested Account balances shall be distributed to the Participant (or the Participant’s Beneficiary) in a single lump sum in accordance with rules and procedures established by the Company.

If the value of a Participant’s (or the Participant Beneficiary’s) entire benefit under the Plan is zero, the Participant shall be deemed to have received an immediate distribution of such benefit.

11.7	Procedures on Receipt of a Domestic Relations Order

If the Plan receives a domestic relations order which creates, assigns, or recognizes any right to a benefit payable with respect to a Participant, the following procedures shall be followed:

(a)	The Company or its delegate shall determine whether such order is a qualified domestic relations order in accordance with written uniform rules that comply with Section 206(d)(3)(G)(ii) of ERISA.

(b)	The Company or its delegate shall notify the Participant and each Alternate Payee under the order as to the receipt of the order, the procedures for determining whether the order is qualified and the final determination within a reasonable period of time, or such period as may be specified in applicable regulations.

(c)	During the period of determining whether the order is qualified, the Company shall separately account for any amounts that would be payable to the alternate payee during such period if the order had been determined to be a Qualified Domestic Relations Order. Such separate accounting is not required for amounts that would not otherwise be paid during the determination period.

If within the eighteen-month period beginning with the date on which the payment would be required to be made under the order, the order is determined to be a Qualified Domestic Relations Order, the amounts specified in the order as payable shall be paid to the Alternate Payee in a lump sum payment. If the order is not determined to be qualified, or the determination is not resolved within such eighteen-month period, the Company shall pay such benefits that have been separately accounted for (plus interest) to the Participant, or Beneficiary, if any, who would otherwise have received such benefits if the order had not been issued.

11.8	Designation of Beneficiary

Each Participant may designate as a Beneficiary any individual, trust, charity, or other person or persons to whom the Participant’s benefits are to be paid if the Participant dies before the Participant receives all of the Participant’s benefits. A beneficiary designation must be made in a form, electronic or otherwise, furnished by the Company for this purpose, and such form must be signed by the Participant. A Beneficiary designation form will be effective only when the form is filed, electronically or otherwise, with the Company while the Participant is alive and will cancel all the Participant’s Beneficiary designation forms previously filed with the Company. Notwithstanding any other provisions of this Plan and any Beneficiary designation filed with the Company in accordance with this Subsection, if a Participant dies and has a spouse, the Participant’s Account balance shall be payable in full to the Participant’s spouse in accordance with this Section 11 (treating such spouse as the Participant’s Beneficiary), unless prior to the Participant’s death the following requirements were met:

(a)	the Participant elected that the Participant’s benefits under the Plan be paid to a person other than the Participant’s spouse;

(b)	the Participant’s spouse consented in writing to such election;

(c)	the spouse’s consent acknowledged the effect of such election and was witnessed by a notary public; and

(d)	such election designates a Beneficiary that may not be changed without further spousal consent, unless the spouse executed a general written consent expressly permitting changes of the Beneficiary without any requirement of further consent of the spouse.

The consent of the Participant’s spouse shall not be required if (i) the spouse cannot be located or (ii) the Participant is legally separated or has been abandoned (within the meaning of local law), and the Participant has a court order to that effect. If a deceased Participant failed to designate a Beneficiary as provided above, or if the Beneficiary dies before the Participant or before complete payment of the Participant’s benefits, the Participant’s benefits shall be distributed in accordance with the following:

(e)	to the Participant’s spouse (determined as of the date of the Participant’s death);

(f)	if Subparagraph (e) does not apply because the Participant does not have a spouse on the date of his or her death, to the legal representative or representatives of the estate of the Participant;

(g)	if Subparagraph (f) does not apply because an estate is not opened on behalf of the Participant, to the duly authorized individual properly designated by any applicable small estate affidavit or similar documentation issued pursuant to applicable law.

Notwithstanding any provision of this Subsection to the contrary, and notwithstanding any effective Beneficiary designation made by the Participant or pursuant to the Company’s rules, the Beneficiary of a deceased Participant may designate as a Beneficiary any natural or legal person or persons to whom the first Beneficiary’s benefits are to be paid if the first Beneficiary dies before complete payment of all benefits payable to such Beneficiary under the Plan.

11.9	Payment of Taxes

The Company may direct the Trustee to deduct, withhold, and transmit to the proper tax authorities any tax which may be permitted or required to be deducted and withheld, and the balance of the account in such case shall be correspondingly reduced. In addition, the Company, as a condition of directing the payment of any account balance, may require the Participant or Beneficiary, as the case may be, to furnish it with proof of payment, or such reasonable indemnity therefore as the Company may specify, of all income, inheritance, estate, transfer, legacy and/or succession taxes, and all other taxes of any different type or kind that may be imposed under or by virtue of any law upon the payment, transfer, descent or distribution of said benefit and for the payment of which either the Company or the Trust Fund, in the judgment of the Company, may be directly or indirectly liable.

SECTION 12

General Provisions

12.1	Interests Not Transferable

The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the PRIRC or other applicable income tax act or pursuant to a qualified domestic relations order as defined in ERISA Section 206(d), may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered.

12.2	Absence of Guaranty

Neither the Company, the Trustee, nor any Employer in any way guarantees the Trust Fund from loss or depreciation. Except as required by applicable law, the Company and the Employers do not guarantee any payment to any person. The liability of a Trustee or the Company to make any payment under the Plan shall be limited to the assets held by the Trustee which are available for that purpose.

12.3	Employment Rights

The Plan does not constitute a contract of employment and participation in the Plan shall not give any Employee the right to be retained in the employ of the Company or any Employer (or any Controlled Group Member), nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

12.4	Litigation by Participants or Other Persons

If a legal action begun against the Trustee, the Company, an Employer, a Controlled Group Member, or any person or persons to whom the Company has delegated all or part of its duties hereunder, by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the cost to the Trustee, the Company, an Employer, a Controlled Group Member, or any person or persons to whom the Company has delegated all or part of its duties hereunder of defending the action shall be charged to the extent permitted by law to the sums, if any, which were involved in the action or were payable to the Participant or other person concerned.

12.5	Evidence

Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information that the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

12.6	Waiver of Notice

Any notice required under the Plan may be waived by the person entitled to such notice.

12.7	Controlling Law

Except to the extent superseded by laws of the United States, the laws of Puerto Rico shall be controlling in all matters relating to the Plan.

12.8	Statutory References

Any reference in the Plan to a PRIRC section or a section of ERISA, or to a section of any other applicable law, shall include any comparable section or sections of any future legislation that amends, supplements, or supersedes that section.

12.9	Severability

In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.

12.10	Action By Employers

Any action required or permitted to be taken by the Company or an Employer under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

12.11	Gender and Number

Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

12.12	Examination of Documents

Copies of the Plan and Trust, and any amendments thereto, are on file at the office of the Company where they may be examined by any Participant or other person entitled to benefits under the Plan during normal business hours.

12.13	Elections

Each election or request required or permitted to be made by a Participant (or a Participant’s spouse or Beneficiary) shall be made in accordance with the rules and procedures established by the Company and shall be effective as determined by the Company. The Company’s rules and procedures shall address, among other things, the method and timing of any elections or requests required or permitted to be made by a Participant (or a Participant’s spouse or Beneficiary). This Subsection shall also apply to an Alternate Payee under a qualified domestic relations order.

12.14	Manner of Delivery

Each notice or statement provided to a Participant shall be delivered in any manner established by the Company and in accordance with applicable law, including, but not limited to, electronic delivery.

12.15	Incompetent Payee

When a person entitled to benefits under the Plan is under legal disability, or, in the Company’s opinion, is in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may direct the Trustee to pay the benefits to such person’s legal representative, or to a relative or friend of such person for such person’s benefit, or the Company may direct the application of such benefits for the benefit of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.

12.16	Missing Persons

The Employers and the Company shall not be required to search for or locate a Participant, spouse, or Beneficiary. Each Participant, spouse, and Beneficiary must file with the Company from time to time in writing the Participant’s, spouse’s, or Beneficiary’s post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant, spouse, or Beneficiary at the last post office address filed with the Company, or if no address is filed with the Company, then in the case of a Participant, at the Participant’s last post office address as shown on the Employers’ records, shall be considered a notification for purposes of the Plan and shall be binding on the Participant and the Participant’s spouse and Beneficiary for all purposes of the Plan. If the Company notifies a Participant, spouse, or Beneficiary of the provisions of this Subsection, and the Participant, spouse, or Beneficiary fails to claim the Participant’s, spouse’s, or Beneficiary’s benefits or make such person’s whereabouts known to the Company within 3 years after the notification, the benefits of the Participant, spouse, or Beneficiary may be disposed of, to the extent permitted by applicable law, by one or more of the following methods:

(a)	By retaining such benefits in the Plan.

(b)	By paying such benefits to a court of competent jurisdiction for judicial determination of the right thereto.

(c)	By forfeiting such benefits in accordance with procedures established by the Company. If a Participant, spouse, or Beneficiary is subsequently located, such benefits shall be restored to the Participant, spouse, or Beneficiary under the Plan.

(d)	By any equitable manner permitted by law under rules adopted by the Company.

This Subsection shall also apply to an Alternate Payee under a qualified domestic relations order.

12.17	Recovery of Benefits

In the event a person entitled to benefits under the Plan receives a benefit payment from the Plan that is in excess of the benefit payment that should have been made to such person or in the event a person other than a person entitled to benefits under the Plan receives an erroneous payment from the Plan, the Company shall have the right, on behalf of the Plan, to recover the amount of the excess or erroneous payment from the recipient. To the extent permitted under applicable law, the Company may, at its option, deduct the amount of such excess or erroneous payment from any future benefits payable on behalf of a Participant, regardless of whether such amount would otherwise be paid to such person who did not receive the overpayment. This Subsection shall also apply to an Alternate Payee under a qualified domestic relations order.

12.18	Effect on Other Benefits

Except as otherwise specifically provided under the terms of this Plan and of any other employee benefit plan of an Employer, a Participant’s participation in this Plan shall not affect the benefits provided under such other employee benefit plan.

12.19	Indemnification

To the extent permitted by applicable law and except as provided below, no person who is or was (a) a member of the Company’s Board of Directors, (b) an employee of an Employer or Controlled Group Member to whom responsibilities with respect to the Plan or Trust had been assigned or delegated, or (c) an individual specifically designated by the Company (each and all an “indemnitee”) shall be personally liable for any act done or omitted to be done in good faith in the discharge of the indemnitee’s assigned or delegated responsibilities relating to the operation or administration of the Plan or the Trust or the investment of the Trust Fund. Further, each indemnitee shall, to the extent permitted by applicable law and except as provided below, be indemnified and held harmless by the Employers (to the extent not indemnified or held harmless under any liability insurance contract or other indemnification arrangement related to the Plan or Trust) from and against any and all liability or claim of liability to which the indemnitee may be subjected by reason of any act done or omitted to be done in good faith in the discharge of the indemnitee’s assigned or delegated responsibilities relating to the operation or administration of the Plan or the Trust or the investment of the Trust Fund, including all reasonable expenses (including attorneys’ fees and costs) incurred in the indemnitee’s defense, provided: (i) the indemnitee shall have given the Company (or if the indemnitee is a member of the Company’s board of directors, the secretary of the Company) prompt notice of any claim hereunder; (ii) the indemnitee cooperates fully in the Employers’ defense of any such claim; and (iii) the indemnitee makes no settlement or compromise of any such claim without the Company’s prior written consent. The indemnitee shall not be entitled to indemnification for any liability for or based upon, either directly or indirectly: (A) any willful violation of applicable laws, regulations, or statutes or intentional misconduct by the indemnitee; or (B) any assertions, allegations, causes of action, or demands whatsoever by or on behalf of such indemnitee against another indemnitee, the Employers, the Controlled Group Members, the Plan, or the Trust. Questions as to the entitlement of an indemnitee to the indemnification provided herein shall be decided by the Company or by the designee of the Company.

SECTION 13

Restrictions as to Reversion of

Trust Fund to the Employers

The Company and the Employers shall have no right, title, or interest in the assets of the Trust Fund. No part of the assets of the Trust Fund at any time will revert to, or be repaid to, the Company or the Employers, directly or indirectly, except as follows:

(a)	if Hacienda initially determines that the Plan, as applied to an Employer, does not meet the requirements of a “qualified plan” under PRIRC Section 1165(a), the assets of the Trust Fund attributable to contributions made by the Employer under the Plan shall be returned to the Company or the Employer within one year of the date of denial of qualification of the Plan as applied to the Employer;

(b)	if a contribution or a portion of a contribution is made by an Employer as a result of a mistake of fact, such contribution or portion of a contribution shall not be considered to have been contributed to the Trust by the Employer and, after having been reduced by any losses of the Trust allocable thereto, shall be returned to the Employer within one year of the date the amount is paid to the Trust; or

(c)	if a contribution made by an Employer is conditioned upon the deductibility of such contribution as an expense under the PRIRC, to the extent the deduction for the contribution made by the Employer is disallowed, such contribution, or portion of such contribution, after having been reduced by any losses of the Trust allocable thereto, shall be returned to the Employer within one year of the date of disallowance of the deduction.

Contributions may be returned to the Company or an Employer pursuant to Subparagraph (a) above only if they are conditioned upon initial qualification of the Plan as applied to that Employer and an application for determination was made by the time prescribed by law for filing the Employer’s income tax return for the taxable year in which the Plan was adopted (or such later date as Hacienda may prescribe). In no event may the return of a contribution pursuant to Subparagraph (b) or (c) above cause any Participant’s Account balance to be less than the amount of such balance had the contribution not been made under the Plan.

SECTION 14

Amendment and Termination

14.1	Amendment

While the Company expects and intends to continue the Plan, the Company reserves the right to amend the Plan from time to time, except as follows:

the duties and liabilities of the Company under the Plan cannot be increased substantially without its consent;

no amendment shall reduce the value of a Participant’s accrued benefit (as adjusted for income, losses, expenses, appreciation, and depreciation) to less than the amount he or she would be entitled to receive if he or she had resigned from the employ of all of the Employers on the effective date of the amendment; and

except as provided in Section 13, under no condition shall any amendment result in the return or repayment to any Employer of any part of the Trust Fund or the income therefrom, or result in the distribution of the Trust Fund for the benefit of anyone other than Employees and former Employees and any other persons entitled to benefits under the Plan.

14.2	Termination

The Plan will terminate as to all Employers on any date specified by the Company if 30 days’ advance written notice of the termination is given to the Company, the Trustee, and the other Employers. The Plan will terminate as to an individual Employer on the first to occur of the following:

(a)	the date it is terminated by that Employer if 30 days’ advance written notice of the termination is given to the Trustee, the Company, and the other Employers;

(b)	the date that Employer is judicially declared bankrupt or insolvent;

(c)	the date that Employer completely discontinues contributions under the Plan; or

(d)	the dissolution, merger, consolidation, or reorganization of that Employer, or the sale by that Employer of all or substantially all of its assets, except that:

(i)	in any such event, arrangements may be made with the consent of the Company whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of its assets, in which case the successor or purchaser will be substituted for that Employer under the Plan and the Trust; and

(ii)	if an Employer is merged, dissolved, or in any other way reorganized into, or consolidated with, any other Employer, the Plan as applied to the former Employer will automatically continue in effect without a termination thereof.

14.3	Nonforfeitability and Distribution on Termination

On termination or partial termination of the Plan, the rights of all affected Participants to benefits accrued to the date of such termination, after all adjustments then required have been made, shall be nonforfeitable. If the Plan as applied to an Employer is terminated, the Company shall specify a date as a Special Accounting Date. As soon as practicable after such Special Accounting Date, the Company shall direct the Trustee to distribute to each Participant employed by that Employer his or her benefits under the Plan (unless he or she then is employed by another Employer or Controlled Group Member) by any one or more of the methods described in Subsection 11.1 as the Company decides; provided, however, that distributions under this Subsection shall be directed by the Company only to the extent such distributions are permissible under PRIRC Section 1165(e) and the regulations and other guidance issued thereunder. All appropriate accounting provisions of the Plan will continue to apply until the Account balances of all such Participants have been distributed under the Plan.

14.4	Plan Merger, Consolidation, Etc.

In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant’s benefit, if the Plan terminated immediately after such merger, consolidation, or transfer shall be equal to or greater than the benefit he or she would have been entitled to receive if the Plan had terminated immediately before the merger, consolidation, or transfer.

SECTION 15

Company Actions and Claims Procedures

15.1	Plan Administration

The Company shall administer the Plan.

15.2	Company Actions

The Company may act by meeting (in person, by telephone, videoconference, or other electronic means approved by the Company) or by unanimous written consent signed without meeting. The Company may evidence its actions by signing one document or concurrent documents. The Company may authorize an agent to take any actions necessary or advisable to carry out any decision of the Company.

15.3	Company General Powers, Rights, and Duties

Except as otherwise specifically provided herein, and in addition to the powers, rights, and duties specifically given to the Company elsewhere in the Plan and the Trust, the Company shall have the following powers, rights, and duties, which shall be exercisable in the sole discretion of the Company:

(a)	to delegate, as it deems advisable, all or part of its powers, rights, and duties in accordance with Subsection 15.4;

(b)	to adopt such rules, procedures, and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and Trust and as are consistent with the Plan and Trust and to change, alter, or amend such rules, procedures, and regulations;

(c)	to construe and interpret the provisions of the Plan and make factual determinations thereunder;

(d)	to determine all questions arising in the administration of the Plan, including the power to determine the rights or eligibility of Employees or Participants or any other persons, and the amounts of their benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies, or omissions, and any such determination shall be binding on all parties;

(e)	to employ and suitably compensate such agents, attorneys, accountants, actuaries, recordkeepers, or other persons (who also may be employed by the Employers) to render advice and perform other services as the Company may deem necessary to carry out its powers, rights, and duties;

(f)	to hear, review, and decide claims for benefits (including benefit claims appeals) under the Plan;

(g)	to direct the Trustee regarding payments or distributions from the Trust Fund in accordance with the provisions of the Plan and Trust;

(h)	to furnish the Employers with such information as may be required by them for tax or other purposes in connection with the Plan;

(i)	to communicate the Plan and its requirements to Participants; and

(j)	to take such actions as the Company may deem necessary or advisable to correct any errors in the operation of the Plan. If, with respect to any Plan Year, an administrative error results in an amount being paid to a Participant or any other individual who is not otherwise entitled to such amount, corrective action may be taken by the Company, including, but not limited to, requesting repayment from the individual, directing the trustees to offset additional benefits to be paid to the individual by amounts incorrectly paid, or taking such other corrective action as necessary under the circumstances. Any Plan administration error may be corrected using the appropriate correction method permitted under the United States Employee Plans Compliance Resolution System (or any successor procedure), as determined by the Company in its discretion.

15.4	Allocations and Delegations of Responsibility

(a)	The Company may delegate from time to time to such person or persons as it may deem advisable for the efficient administration of the Plan and Trust all or part of the Company’s powers, rights, and duties under the Plan and the Trust and may authorize such person to delegate such powers, rights, and duties to other person or persons. Any such delegation may be made to an individual, a committee, or subcommittee established by the Company, a third party, or any other entity selected by the Company. The Company at any time may modify or revoke any such delegation.

(b)	Any action of a delegatee in the exercise of its delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Company. Except as otherwise provided by applicable law, the Company shall not be liable for any acts or omissions of any such delegatee. The delegatee shall periodically report to the Company concerning the discharge of its delegated responsibilities.

(c)	Unless otherwise provided, references in the Plan to the Company shall include delegatees and designees of the Company.

15.5	Interested Employee

If an Employee of the Company (or one of its delegatees or designees) also is a Participant in the Plan, he or she may not decide or determine any matter or question concerning distributions of any kind to be made to him or her or the nature or mode of settlement of his or her benefits.

15.6	Compensation and Expenses

Unless paid by the Employers and except as otherwise provided below, all reasonable costs, charges, and expenses incurred in the administration of this Plan, including expenses incurred by the Company, compensation to the Trustee, compensation to an investment manager, and any compensation to agents, attorneys, actuaries, accountants, recordkeepers, and other persons performing services on behalf of this Plan or for the Company will be paid from the Trust Fund in such portions as the Company may direct. As directed by the Company, expenses to be paid from the Trust Fund may be drawn from (a) Participants’ Accounts, in the form of a flat fee, charges for specific services, or a percentage of the value of each Account, or (b) earnings or gains in each Investment Fund. Expenses directly related to the investment of a particular Investment Fund (such as brokerage, postage, express and insurance charges, and transfer taxes) shall be paid from that Investment Fund.

15.7	Information Required by Company

Each person entitled to benefits under the Plan must file with the Company from time to time in writing such person’s post office address and each change of post office address. Any communication, statement, or notice addressed to any person at the last post office address filed with the Company will be binding upon such person for all purposes of the Plan. Each person entitled to benefits under the Plan also shall furnish the Company with such documents, evidence, data, or information as the Company considers necessary or desirable for the purposes of administering the Plan. The Employers shall furnish the Company with such data and information as the Company may deem necessary or desirable in order to administer the Plan. The records of the Employers as to an Employee’s or Participant’s period of employment, termination of employment and the reason therefore, Leave of Absence, reemployment, and Compensation will be conclusive on all persons unless determined to the Company’s satisfaction to be incorrect.

15.8	Uniform Application of Rules

The Company shall administer the Plan on a reasonable basis. Any rules, procedures, or regulations established by the Company shall be applied uniformly to all persons similarly situated.

15.9	Review of Benefit Determinations

Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA, the regulations thereunder, and such reasonable claims procedures as may be established by the Company. The Plan shall provide adequate notice to any Participant, spouse, Beneficiary, or other claimant whose claim for benefits under the Plan has been denied, setting forth the reasons for such denial, and shall afford such claimant a reasonable opportunity for a full and fair review. After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan or its fiduciaries by the Participant, spouse, or Beneficiary (or other claimant) for benefits under the Plan must be filed in a court of law no later than 90 days after the Company’s final decision regarding the claim. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. All decisions and communications to Participants, spouses, Beneficiaries, or other persons regarding a claim for benefits under the Plan shall be held strictly confidential by the Participant, spouse, or Beneficiary (or other claimant), and the Company, the Employers, and their agents.

15.10	Company’s Decision Final

Benefits under the Plan will be paid only if the Company decides in its sole discretion that a Participant or Beneficiary (or other claimant) is entitled to them. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Company made by the Company in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Company shall make such adjustment on account thereof as it considers equitable and practicable.

SECTION 16

Employers

16.1	Additional Employers

On or after the Effective Date, the Plan may be adopted by a Controlled Group Member that was not an Employer as of the Effective Date by extending the Plan to Employees of that Controlled Group Member in accordance with procedures acceptable to the Company.

16.2	Foreign Offices / Branches or Divisions

Notwithstanding any provision to the contrary:

(a)	No foreign sales office, administrative office, or other branch located outside the United States of any Employer shall be considered part of such Employer (unless otherwise designated in writing by the Company in accordance with rules and procedures established by the Company). Any individuals employed in any such foreign sales or administrative office shall not be eligible to participate in the Plan. The term “the United States” for purposes of this Subsection 16.2 shall be deemed to include Puerto Rico.

(b)	The Plan shall be extended to each branch or division of an Employer that employs Eligible Employees (other than a foreign sales office, administrative office, or other branch located outside the United States) unless otherwise provided by the Company.

(c)	The Company may designate in writing any Employer (or branch or division of an Employer) to which the Plan shall cease to be extended.